Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-236629 on Form S-3 of our reports dated February 18, 2020 relating to the financial statements of Pacific Gas and Electric Company and the effectiveness of Pacific Gas and Electric Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pacific Gas and Electric Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

May 29, 2020